Exhibit 16.1

June 28, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Stewart Enterprises Puerto Rico Employees’ Retirement Trust (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K dated May 3, 2005. We agree with the statements regarding our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP